Exhibit 99.1

CONTACT:
Mark G. Foletta
Vice President Finance and
Chief Financial Officer
(858) 552-2200
www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS 2003 FINANCIAL RESULTS

San Diego, CA – February 24, 2004 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported a net loss of $122.8 million, or $1.33 per share, for the fiscal year ended December 31, 2003, compared to a net loss of $109.8 million, or $1.39 per share, for the year ended December 31, 2002.  For the fourth quarter ended December 31, 2003, the Company reported a net loss of $17.3 million, or $0.19 per share, compared to a net loss of $29.2 million, or $0.36 per share, for the same period in 2002.  The fourth quarter of 2003 included the recognition to revenue of the majority of a $35 million milestone payment received from Eli Lilly & Company in December 2003 pursuant to the collaboration on exenatide, the Company’s drug candidate targeted for type 2 diabetes.  The milestone payment was received following the successful completion of three pivotal phase 3 trials.  The Company used approximately $143 million of cash for its operating activities in 2003, and held cash, cash equivalents and short-term investments of approximately $270 million at December 31, 2003.

“Significant progress was made in 2003, including the successful completion of the exenatide Phase 3 development program, which provides the base for the New Drug Application planned for submission in mid-2004,” said Ginger L. Graham, President and Chief Executive Officer of Amylin Pharmaceuticals, Inc.  “In addition, we enhanced our financial position, improved our business capabilities, and expanded our pipeline.”

The Company reported revenues under its collaborative agreement with Lilly for exenatide of $85.7 million in 2003, compared to $13.4 million in 2002.  For the fourth quarter of 2003, revenues from the collaborative agreement were $41.0 million, compared to $11.9 million in 2002.  The increase reflects primarily the continued amortization of up-front payments made by Lilly, recognition of $30 million of the $35 million milestone payment, and amounts from Lilly to equalize development costs.  The Company also recorded amounts earned related to the co-promotion of Humatrope®.

Research and development expenses for 2003 increased to $149.4 million, compared to $94.5 million in 2002.  For the fourth quarter of 2003, research and development expenses increased to $40.0 million, compared to $31.3 million in 2002.  The increase reflects primarily costs for the completion of the exenatide Phase 3 clinical trials, the open-label extensions of these trials, manufacturing scale-up, the ongoing open-label clinical trials for SYMLIN® (pramlintide acetate), and costs for earlier stage programs.  Amylin also recorded an expense of $3.3 million for acquired in-process research and development related to the acquisition of a Phase 2 development program utilizing AC2592 (GLP-1) for the treatment of severe congestive heart failure.

Selling, general and administrative expenses for 2003 increased to $56.8 million, compared to $25.3 million in 2002.  For the fourth quarter of 2003, selling, general and administrative expenses increased to $17.9 million compared to $9.0 million for the same period in 2002.  The increase reflects costs associated with an increased number of employees, including a 50-person sales force established early in 2003, medical education and pre-launch activities for SYMLIN, and expansion of the organization to support future product launches.

Net interest and other income improved $4.4 million for the year ended December 31, 2003. This improvement reflects primarily the recognition of a one-time gain of $3.6 million in connection with the repayment of the Company’s indebtedness to Johnson & Johnson at a discount.

The Company currently expects to use between $160 and $170 million for its operating activities in 2004.  This assumes net cost-sharing payments from Lilly to equalize exenatide U.S. development and pre-launch costs.  The Company does not expect significant milestone payments from Lilly in 2004.  SYMLIN activities planned for 2004 will be focused primarily on support for ongoing open-label clinical studies and continued interactions with the FDA to clarify the requirements for SYMLIN approval. This also assumes the maintenance of our commercial capabilities and continued progress with earlier stage development programs.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those forward-looking statements discussed in this press release, due to a number of risks and uncertainties, including risks and uncertainties that cash used from operations in 2004 may be higher than expected, risks and uncertainties that the anticipated payments from Lilly will not be earned, risks and uncertainties in the FDA’s review of NDAs generally, risks and uncertainties in FDA regulatory requirements for SYMLIN approval, risks and uncertainties that approval, if any, may be withheld, delayed and/or limited by indications, risks and uncertainties regarding the drug discovery and development process, and risks and uncertainties regarding the Company’s ongoing clinical studies of its drug candidates, including SYMLIN and exenatide. Additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors,” its Quarterly Reports on Form 10-Q, and its recently filed registration statement on form S-3.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2003	2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$269,776	$147,358
Inventories	12,574	9,820
Other current assets	6,198	3,203
Property and equipment, net	13,691	4,469
Other assets	8,806	3,695
Total assets	$311,045	$168,545

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$41,118	$25,923
Current portion of deferred revenue	4,286	42,090
Long-term debt and other liabilities	2,196	63,719
Deferred revenue, net of current portion	25,229	24,515
Convertible senior notes	175,000	—
Stockholders’ equity	63,216	12,298
Total liabilities and stockholders’ equity	$311,045	$168,545

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Revenues under collaborative agreement	$41,022	$11,857	$85,652	$13,395

Operating Expenses:
Research and development	40,045	31,289	149,431	94,456
General and administrative	17,920	8,971	56,761	25,334
Acquired in-process research and development	—	—	3,300	—
Total operating expenses	57,965	40,260	209,492	119,790
Operating Loss	(16,943)	(28,403)	(123,840)	(106,395)
Interest income (expense), net	(395)	(793)	1,032	(3,392)
Net loss	$(17,338)	$(29,196)	$(122,808)	$(109,787)

Net loss per share – basic and diluted	$(0.19)	$(0.36)	$(1.33)	$(1.39)
Shares used in computing net loss per share – basic and diluted	93,482	80,288	92,396	79,106

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands, except per share data)

	Years Ended December 31,
	2003	2002
Cash used in operating activities	$(143,405)	$(20,394)

Investing activities:
Purchases, sales and maturities of short-term investments, net	(115,427)	(53,936)
Purchases of equipment and increase in patents, net	(12,860)	(3,236)
Cash used in investing activities	(128,287)	(57,172)

Financing activities:
Proceeds from issuance of common stock, net	172,446	125,133
Proceeds from issuance of convertible debt, net	169,696	—
Principal payments on notes payable and capital leases	(63,250)	(547)
Cash provided by financing activities	278,892	124,586

Increase in cash and cash equivalents	7,200	47,020
Cash and cash equivalents at beginning of year	69,415	22,395
Cash and cash equivalents at end of year	$76,615	$69,415

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